15

                      Agreement and Plan of Reorganization

This Agreement and Plan of Reorganization (hereinafter the "Agreement") is entered into effective as of this December 24, 2003, by and among Utah Clay Technology, Inc., a Utah corporation (hereinafter "UCT"); NeWave, Inc., D.B.A. Online Supplier, a Nevada corporation (hereinafter "NeWave"), and the owners of the outstanding shares of common stock of NeWave, Inc. (hereinafter the Shareholders of NeWave") and Dutchess Advisors Ltd., a New York corporation and its affiliates (herein collectively "Dutchess").

WHEREAS, the NeWave Shareholders own all of the issued and outstanding common stock of NeWave (the "NeWave Common Stock") and UCT desires to acquire the NeWave Common Stock and $150,000 in exchange for voting common stock of UCT and the release of all outstanding debt of UCT with the exception of debt related to certain convertible debentures of UCT issued in November and December 2001, making NeWave a wholly-owned subsidiary of UCT; and

WHEREAS, the NeWave Shareholders (as set forth on Exhibit "A" to be delivered on or before Closing) desire to acquire voting common stock of UCT in exchange for the NeWave Common Stock and $150,000, as more fully set forth herein;

NOW THEREFORE, for the mutual consideration set out herein and other good and valuable consideration, the legal sufficiency of which is hereby acknowledged, the parties agree as follows:

1.  Plan  of  Reorganization

It is hereby agreed that all the issued and outstanding capital stock of NeWave shall be acquired by UCT in exchange solely for UCT Class C Convertible Preferred Stock (the "UCT Shares") and $150,000 cash. It is the intention of the parties hereto that this entire transaction qualify as a corporate reorganization under Section 368(a)(1)(B) and/or Section 351 of the Internal Revenue Code of 1986, as amended, and related or other applicable sections thereunder.

2.  Exchange  of  Shares

UCT and NeWave Shareholders agree that on the Closing Date or at the Closing as hereinafter defined, the NeWave Common Stock shall be delivered to UCT in exchange for the UCT Shares, which shares are convertible into 9,500,000 shares of UTC common stock after giving effect to a planned reverse stock split that will result in there being 500,000 shares of UCT common stock outstanding (the "UCT Reverse Stock Split") with regard to all shares of UCT common stock outstanding prior to the reverse stock split, as follows:
(a) At Closing, UCT shall, subject to the conditions set forth herein, issue an aggregate of 94 shares of UCT Series C Preferred stock for immediate delivery to the NeWave Shareholders in exchange for NeWave Shares and 1 share of UTC Series C Preferred stock for immediate delivery to Dutchess and/or its designees as consideration for its $250,000 investment required to satisfy the terms and conditions of the Agreement.

(b) Each NeWave Shareholder shall execute this Agreement or a written consent to the exchange of their NeWave Common Stock for UCT Shares.

3.  Pre-Closing  Events

The  Closing  is  subject  to  the  completion  of  the  following:
(a) UCT shall have authorized 300 million shares of $0.001 par value common stock and on or before Closing shall have obtained the approval of its shareholders to the UCT Reverse Stock Split and to the renaming of the corporation to "NeWave, Inc."

(b) UCT shall effectuate the UCT Reverse Stock Split as soon as possible after the Closing, after which there shall be 500,000 shares of its common stock issued and outstanding and 95 shares of Series C Preferred Stock issued and outstanding and no other shares of capital stock issued or outstanding. The conversion of the Series C Preferred Stock into shares of common stock of UCT shall then take place immediately, and the shares of Series C Preferred Stock shall be returned to authorized and unissued shares status.

(c) UCT shall demonstrate to the reasonable satisfaction of NeWave that it has no material assets and no liabilities contingent or fixed other than those disclosed on Exhibit "B" attached hereto.

(d) UCT shall transfer to Utah Kaolin LLC, a Utah limited liability company owned by UCT's management, $150,000 cash to be paid by NeWave as follows - $5,000 at the time of execution of this Agreement, $95,000 at the Closing, and $50,000 escrowed with Utah Kaolin LLC's attorney, Thomas J. Kenan of Oklahoma City, under the following terms: $25,000 to be released from escrow three months after the date of Closing and the remaining $25,000 released six months after the date of Closing; provided, however, that if three months after the date of Closing NeWave's management has received no indication that there exist pre-Closing liabilities or contingent liabilities of UCT that were unpaid or not released at Closing, then the full $50,000 in escrow may be released and paid to Utah Kaolin LLC at that time. As consideration for this $150,000, Utah Kaolin LLC will obtain the release of and transfer to Utah Kaolin LLC, or will pay, approximately $598,554 of liabilities of UCT, which amount UCT represents all liabilities of UCT except those pertaining to $165,000 face amount of outstanding convertible debentures of UCT.

(e) All shares of common stock of UCT owned of record or beneficially by members of the Engh families, the Thomas Harrison family and the Thomas Kenan family (the "Insiders") shall be subjected to a lockup agreement for a period of nine months after the closing; provided, however, (i) that no shares shall be locked up of an Insider that owns 200 shares or less after giving effect to the UCT Reverse Stock Split, and (ii) from time to time, depending upon market conditions and upon agreement between the parties, shares may be released from the lockup and available for immediate sale into the stock market.

4.  Exchange  of  Securities

As  of  the  Closing  Date  each  of  the  following  shall  occur:
(a) All outstanding shares of NeWave Common Stock shall be deemed, after Closing, to be owned by UCT. The holders of such certificates previously evidencing shares of NeWave Common Stock outstanding immediately prior to the Closing Date shall cease to have any rights with respect to such shares of NeWave Common Stock except as otherwise provided herein or by law;

(b) Any shares of NeWave Common Stock held in the treasury of NeWave immediately prior to the Closing Date shall automatically be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto;

(c) The shares of UCT common stock previously issued and outstanding prior to the Closing, after giving effect to the UCT Reverse Stock Split, will remain outstanding; and

(d) NeWave will deliver to Utah Kaolin, LLC, in the manner described in paragraph 3 (d) above, the balance of its $150,000 obligation to Utah Kaolin, LLC.

5.  Other  Events  Occurring  at  Closing

At  closing,  the  following  shall  be  accomplished:
(a) UCT shall file an amendment to its Articles of Incorporation with the Secretary of State of the State of Utah in substantially the form attached hereto as Exhibit "C" effecting an amendment to its Articles of Incorporation to reflect the creation of the Class C Convertible Preferred Stock.

(b) The resignation of the existing UCT officers and directors and appointment of new officers and directors as directed by NeWave.

6.  Delivery  of  Shares

On or as soon as practicable after the Closing Date, NeWave will use its best efforts to cause the NeWave Shareholders to surrender certificates for cancellation representing their shares of NeWave Common Stock, against delivery of certificates representing the UCT Shares for which the shares of NeWave Common Stock are to be exchanged at Closing.

7.  Representations  of  NeWave  Shareholders

Each NeWave Shareholder hereby represents and warrants each only as to its own NeWave Common Stock, effective this date and the Closing Date as follows:
(a) Except as may be noted in Exhibit "D", the NeWave Common Stock is free from claims, liens, or other encumbrances, and at the Closing Date said NeWave Shareholder will have good title and the unqualified right to transfer and dispose of such NeWave Common Stock,

(b) Said NeWave Shareholder is the sole owner of the issued and outstanding NeWave Common Stock as set forth in Exhibit "D";

(c) Said NeWave Shareholder has no present intent to sell or dispose of the UCT Shares and is not under a binding obligation, formal commitment, or existing plan to sell or otherwise dispose of the UCT Shares.

8.  Representations  of  NeWave

NeWave hereby represents and warrants as follows, which warranties and representations shall also be true as of the Closing Date:
(a) Except as noted on Exhibit "D", the NeWave Shareholders listed on the attached Exhibit "D" are the sole owners of record and beneficially of the issued and outstanding common stock of NeWave.

(b) NeWave has no outstanding or authorized capital stock, warrants, options or convertible securities other than as described in the NeWave Financial Statements or on Exhibit "E", attached hereto.

(c) The unaudited financial statements for the period ended November 30, 2003, which have been delivered to UCT (hereinafter referred to as the " NeWave Financial Statements") are complete and accurate and fairly present the financial condition of NeWave as of the dates thereof and the results of its operations for the periods covered. There are no material liabilities or obligations, either fixed or contingent, not disclosed in the NeWave Financial Statements or in any exhibit thereto or notes thereto other than contracts or obligations in the ordinary course of business; and no such contracts or obligations in the ordinary course of business constitute liens or other liabilities which materially alter the financial condition of NeWave as reflected in the NeWave Financial Statements. NeWave has good title to all assets shown on the NeWave Financial Statements subject only to dispositions and other transactions in the ordinary course of business, the disclosures set forth herein and liens and encumbrances of record. The NeWave Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated therein or in the notes thereto) and fairly present the financial position of NeWave as of the dates thereof and the results of its operations and changes in financial position for the periods then ended.

(d) Since the date of the NeWave Financial Statements, there has not been any material adverse changes in the financial position of NeWave except changes arising in the ordinary course of business, which changes will in no event materially and adversely affect the financial position of NeWave.

(e) NeWave is not a party to any material pending litigation or, to its best knowledge, any governmental investigation or proceeding, not reflected in the NeWave Financial Statements, and to its best knowledge, no material litigation, claims, assessments or any governmental proceedings are threatened against NeWave.

(f) NeWave is in good standing in its jurisdiction of incorporation, and is in good standing and duly qualified, to do business in each jurisdiction where required to be so qualified except where the failure to so qualify would have no material negative impact on NeWave.

(g) NeWave has (or, by the Closing Date, will have flied) all material tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed and has (or will have) paid or made adequate provisions for all taxes or assessments which have become due as of the Closing Date.

(h) NeWave has not materially breached any material agreement to which it is a party. NeWave has previously given UCT copies or access thereto of all material contracts, commitments and/or agreements to which NeWave is a party including all relationships or dealings with related parties or affiliates.

(i) NeWave has no subsidiary corporations except as described in writing to UCT.

(j) NeWave has made all material corporate financial records, minute books, and other corporate documents and records available for review to present management of UCT prior to the Closing Date, during reasonable business hours and on reasonable notice.

(k) The execution of this Agreement does not materially violate or breach any material agreement or contract to which NeWave is a party and has been duly authorized by all appropriate and necessary corporate action under the law of the State of Nevada or other applicable law and NeWave, to the extent required, has obtained all necessary approvals or consents required by any agreement to which NeWave is a party.

(l) All disclosure information regarding NeWave, which is to be set forth in disclosure documents of UCT or otherwise delivered to UCT by NeWave, for use in connection with the transaction (the "Acquisition") described herein is true, complete and accurate in all material respects.

(m) NeWave shall prepare and timely file with the Securities and Exchange Commission one or more Forms 8-K, which shall report the consummation of the transactions described herein and include the financial statements and financial information of NeWave as required by Item 310 of the Commission's Regulation S-B

9.  Representations  of  UCT

UCT, to the best of its knowledge, hereby represents and warrants as follows, each of which representations and warranties shall continue to be true as of the Closing Date:
(a) As of the Closing Date, the UCT Shares, to be issued and delivered to the NeWave Shareholders hereunder will, when so issued and delivered, constitute, duly authorized, validly and legally issued shares of UCT Series C Convertible Preferred Stock, fully-paid and non-assessable. UCT shall have authorized, but cannot effectuate its Reverse Stock Split until ten days elapse after UCT gives written notice to its shareholders that the holders of a majority of the outstanding shares have given their written consent to the Reverse Stock Split and the change of name of the corporation to "NeWave, Inc. Upon the effectuation of the Reverse Stock Split, all outstanding shares of UCT common stock before the Reverse Stock Split shall be consolidated down to 500,000 shares, and the UCT shares of Class C Convertible Preferred Stock shall then be converted to 9,500,000 shares of common stock

(b) UCT has the corporate power to enter into this Agreement and to perform its respective obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the board of directors of UCT. The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which UCT is a party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to UCT or its properties. The execution and performance of this Agreement will not violate or conflict with any provision of the Articles of Incorporation or by-laws of UCT.

(c) UCT has delivered to NeWave (or shall deliver prior to Closing) a true and complete copy of its audited financial statements for the years ended December 31, 2000, December 31, 2001, and December 2002 and its unaudited interim financial statements for the interim period ended September 30,2003 (the "UCT Financial Statements"), all of which shall have been prepared in accordance with
Item 310 of the SEC's Regulation S-B. The UCT Financial Statements are complete, accurate and fairly present the financial condition of UCT as of the dates thereof and the results of its operations for the periods then ended. There are no material liabilities or obligations either fixed or contingent not reflected therein. The UCT Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of UCT as of the dates thereof and the results of its operations and changes in financial position for the periods then ended.

(d) Since September 30, 2003, there have not been any material adverse changes in the financial condition of UCT except with regard to disbursements to pay reasonable and ordinary expenses in connection with maintaining its corporate status and pursuing the matters contemplated in this Agreement. Prior to Closing, all accounts payable and other liabilities of UCT shall be paid and satisfied in full or released in writing with the exception of the principal and interest owed with regard to $165,000 face amount of UCT convertible debentures issued in November and December 2001, and UCT shall have no other liabilities either contingent or fixed.

(e) UCT is not a party to or the subject of any pending litigation, claims, or governmental investigation or proceeding not reflected in the UCT Financial Statements or otherwise disclosed herein, and there are no lawsuits, claims, assessments, investigations, or similar matters, to the best knowledge of UTC, threatened or contemplated against or UCT, its management or its properties other than litigation of an unknown character threatened by holders of several of the convertible debentures issued in November and December 2001.

(f) UCT is duly organized, validly existing and in good standing under the laws of the State of Utah; has the corporate power to own its property and to carry on its business as now being conducted and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material negative impact on it.

(g) UCT has filed all federal, state, county and local income, excise, property and other tax, governmental and/or related returns, forms, or reports, which are due or required to be filed by it prior to the date hereof, except where the failure to do so would have no material adverse impact on UCT, and has paid or made adequate provision in the UCT Financial Statements for the payment of all taxes, fees, or assessments which have or may become due pursuant to such returns or pursuant to any assessments received. UCT is not delinquent or obligated for any tax, penalty, interest, delinquency or charge.

(h) There are no existing options, calls, warrants, preemptive rights or commitments of any character relating to the issued or unissued capital stock or other securities of UCT, except with regard to this Agreement and as contemplated in this Agreement.

(i) The corporate financial records, minute books, and other documents and records of UCT have been made available to NeWave prior to the Closing and shall be delivered to new management of UCT at Closing.

(j) UCT has not breached, nor is there any pending, or to the knowledge of management, other than as set forth in Paragraph 9 (e) above any threatened claim that UCT has breached any of the terms or conditions of any agreements, contracts or commitments to which it is a party or by which it or its assets are is bound. The execution and performance hereof will not violate any provisions of applicable law or any agreement to which UCT is subject. UCT hereby represents that it has no business operations or material assets and it is not a party to any material contract or commitment other than appointment documents with its transfer agent, and that it has disclosed to NeWave all relationships or dealings with related parties or affiliates.

(k) UCT common stock is currently approved for quotation on the OTC Bulletin Board under the symbol "UTCL" and there are no stop orders in effect with respect thereto.

(l) All information regarding UCT which has been provided to NeWave or otherwise disclosed in connection with the transactions contemplated herein is true, complete and accurate in all material respects. UCT specifically disclaims any responsibility regarding disclosures as NeWave, its business or its financial condition.

10.  Closing

The Closing of the transactions contemplated herein shall take place on such date (the "Closing") as mutually determined by the parties hereto when all conditions precedent have been met and all required documents have been delivered, which Closing is expected to take place on or about January 9, 2004, but no later than January 31, 2004 , unless extended by mutual consent of all parties hereto. The "Closing Date" of the transactions described herein (the "Acquisition"), shall be that date on which all conditions set forth herein have been met and the UCT Shares are issued in exchange for the NeWave Common Stock.

11.  Conditions  Precedent  to  Obligations  of  NeWave

All obligations of NeWave under this Agreement are subject to the fulfillment, prior to or as of the Closing and/or the Closing Date, as indicated below, of each of the following conditions:
(a) The representations and warranties by or on behalf of UCT contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of the Closing and Closing Date as though such representations and warranties were made at and as of such time.

(b) UCT shall have performed and complied with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied with or executed and delivered by it prior to or at the Closing.

(c) On or before the Closing, the board of directors, and shareholders representing a majority interest of the outstanding common stock UCT, shall have approved in accordance with applicable state corporation law the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

(d) On or before the Closing Date, UCT shall have delivered to NeWave certified copies of resolutions of the board of directors and shareholders of UCT approving and authorizing the execution, delivery and performance of this Agreement and authorizing all of the necessary and proper action to enable UCT to comply with the terms of this Agreement including the election of NeWave's nominees to the Board of Directors of UCT and all matters outlined herein.

(e) The Acquisition shall be permitted by applicable law and UCT shall have sufficient shares of its capital stock authorized to complete the Acquisition.

(f) At Closing, the officers and directors of UCT shall have resigned in writing from all positions as directors and officers of UCT effective upon the election and appointment of the NeWave nominees.

(g) At the Closing, all instruments and documents delivered to NeWave and NeWave Shareholders pursuant to the provisions hereof shall be reasonably satisfactory to legal counsel for NeWave.

(h) The shares of restricted UCT capital stock to be issued to NeWave Shareholders at Closing will be validly issued, non-assessable and fully-paid under Nevada corporation law and will be issued in compliance with all federal, state and applicable corporation and securities laws.

(i) NeWave and NeWave Shareholders shall have received the advice of their tax advisor, if deemed necessary by them, as to all tax aspects of the Acquisition.

(j) UTC shall have received all necessary and required approvals and consents from required parties and its shareholders.

(l) At the Closing, UCT shall have delivered to NeWave an opinion of its counsel dated as of the Closing to the effect that:
(i) UCT is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

(ii) This Agreement has been duly authorized, executed and delivered by UCT and is a valid and binding obligation of UCT enforceable in accordance with its terms;

(iii) UCT through its board of directors and shareholders has taken all corporate action necessary for performance under this Agreement;

(iv) The documents executed and delivered by UCT to NeWave and NeWave Shareholders hereunder are valid and binding in accordance with their terms and vest in NeWave Shareholders, as the case may be, all right, title and interest in and to the UCT Shares to be issued pursuant to the terms hereof, and the UCT Shares when issued will be duly and validly issued, fully-paid and non-assessable;

(v) UCT has the corporate power to execute, deliver and perform under this Agreement;

(vi) Legal counsel of UCT is not aware of any liabilities, claims or lawsuits involving UCT except those di12. Conditions Precedent to Obligations of UCT. All obligations of UCT under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:
(a) The representations and warranties by NeWave and NeWave Shareholders contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of such time.

(b) NeWave shall have performed and complied with, in all material respects, all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing;

(c) NeWave shall deliver on behalf of the NeWave Shareholders a letter commonly known as an "Investment Letter," signed by each of said shareholders, in substantially the form attached hereto as Exhibit "G", acknowledging that the UCT Shares are being acquired for investment purposes.

(d)  NeWave  shall  deliver  an opinion of its legal counsel to the effect that:

(i) NeWave is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material adverse impact on NeWave;

(ii)  This Agreement has been duly authorized, executed and delivered by NeWave.

(iii) The documents executed and delivered by NeWave and NeWave Shareholders to UCT hereunder are valid and binding in accordance with their terms and vest in UCT all right, title and interest in and to the NeWave Common Stock, which stock is duly and validly issued, fully-paid and non-assessable, and is all the outstanding common stock of NeWave.

13.  Indemnification

At all times after the date of this Agreement , UCT and Utah Kaolin LLC agree to indemnify and hold harmless NeWave, and NeWave agrees to indemnify and hold harmless UCT and Utah Kaolin LLC, at all times after the date of this Agreement against and in respect of any liability, damage or deficiency, all actions, suits, proceedings, demands, assessments, judgments, costs and expenses including attorney's fees incident to any of the foregoing, resulting from any material misrepresentations made by an indemnifying party to an indemnified party, an indemnifying party's breach of covenant or warranty or an indemnifying party's non-fulfillment of any agreement hereunder, or from any material misrepresentation in or omission from any certificate furnished or to be furnished hereunder.

14.  Nature  and  Survival  of  Representations

All representations, warranties and covenants made by any party in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby for one year from the Closing. All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement and not upon any investigation upon which it might have made or any representation, warranty, agreement, promise or information, written or oral, made by the other parry or any other person other than as specifically set forth herein.

15.  Documents  at  Closing

At  the  Closing,  the  following  documents  shall  be  delivered:

15.1  NeWave's  Deliveries

NeWave  will  deliver,  or  will  cause  to  be delivered, to UCT the following:
(a) A certificate executed by the President and Secretary of NeWave to the effect that all representations and warranties made by NeWave under this Agreement are true and correct as of the Closing, the same as though originally given to UCT on said date;

(b) A certificate from the jurisdiction of incorporation of NeWave dated at or about the Closing to the effect that NeWave is in good standing under the laws of said jurisdiction;

(c) Investment Letters in the form attached hereto as Exhibit "G" executed by each NeWave Shareholder;

(d) Such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement;

(e) Certified copies of resolutions adopted by the shareholders and directors of NeWave authorizing this transaction;

(f)  The  legal  opinion  required  by  Section  12(d)  hereof;  and

(g) All other items, the delivery of which is a condition precedent to the obligations of UCT as set forth herein.

15.2  UCT's  Deliveries

UCT  will  deliver  or  cause  to  be  delivered  to  NeWave:
(a) Stock certificates representing the UCT Shares to be issued as a part of the stock exchange as described herein;

(b) A certificate of the President of UCT, to the effect that all representations and warranties of UCT made under this Agreement are true and correct as of the Closing, the same as though originally given to NeWave on said date;

(c) Certified copies of resolutions adopted by UCT's board of directors and UCT's Shareholders authorizing the Acquisition and all related matters described herein;

(d) Certificate from the jurisdiction of incorporation of UCT dated at or about the Closing Date that UCT is in good standing under the laws of said state;

(e)  Opinion  of  UCT's  counsel  as  described  in  Section  11.9  above;

(f) Such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement;

(g)  Resignations  of  the  existing  officers  and  directors  of  UCT;

(h)  All  corporate  and  financial  records  of  UCT;

(i) Executed copies of settlement and release agreements from the creditors as set forth in Exhibit "H" attached hereto; and

(j) All other items, the delivery of which is a condition precedent to the obligations of NeWave, as set forth in Section 12 hereof.

16.  Finder's  Fees

UCT, represents and warrants to NeWave, and NeWave represents and warrants to UCT that neither of them, or any party acting on their behalf, has incurred any liabilities, either express or implied, to any "broker" of "finder" or similar person in connection with this Agreement or any of the transactions contemplated hereby. In this regard, UCT and Utah Kaolin LLC, on the one hand, and NeWave on the other hand, will indemnify and hold the other harmless from any claim, loss, cost or expense whatsoever (including reasonable fees and disbursements of counsel) from or relating to any such express or implied liability other than as disclosed herein.

17.  Miscellaneous

17.1  Further  Assurances

At any time, and from time to time, after the Closing Date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

17.2  Waiver

Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

17.3  Amendment

This Agreement may be amended only in writing as agreed to by all parties hereto.

17.4  Notices

All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first class registered or certified mail, return receipt requested.

17.5  Headings

The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

17.6  Counterparts

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.7  Governing  Law

This Agreement shall be construed and enforced in accordance with the laws of the State of Utah.

17.8  Binding  Effect

This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

17.9  Entire  Agreement

This Agreement and the attached Exhibits constitute the entire agreement of the parties covering everything agreed upon or understood in the transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof.

17.10  Time

Time  is  of  the  essence.

17.11  Severability

If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.


IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.
                    UTAH  CLAY  TECHNOLOGY,  INC.
                 By  :/s/  Dennis  Engh
                    --------------------
                     Name:  Dennis  Engh
                     Title:  President


NEWAVE,  INC.  D.B.A.  ONLINE  SUPPLIER,  INC.

                     By:  /s/  Michael  Hill
                            -----------------------
                     Name:  __Michael  Hill
                     Title:  CEO


                     DUTCHESS  ADVISORS,  LTD.

                     By:  /s/  Micahel  Novielli
                         -----------------------
                     Name:  Michael  A.  Novielli
                     Title:  Managing  Director